EXHIBIT 2.2

              AMENDMENT NO. 1 TO ASSET PURCHASE AND SALE AGREEMENT

         This Amendment No. 1 to the Asset Purchase and Sale Agreement ("Amendment") is made the 31st day of August 2000 between Ultramar Diamond Shamrock Corporation, a Delaware corporation, ("Ultramar") and Tosco Corporation, a Nevada corporation, ("Tosco").

                               W I T N E S S E T H

         WHEREAS, Ultramar and Tosco have entered into that certain Asset Purchase and Sale Agreement dated August 4, 2000 ("the Agreement"); initially capitalized terms used herein and not otherwise defined have the meanings assigned to them in the Agreement; and

         WHEREAS, Ultramar and Tosco desire to amend the Agreement in accordance with the amendment provisions in Section 19.02 thereof as set forth herein;

         NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged parties hereto agree as follows:

         (1)      Amendment to Section 1.01 - Definitions

                  The definition "Effective Time" is deleted in its entirety and replaced with the following:

                           "Effective   Time"  shall  mean  11:59  P.M.  Pacific
                           Daylight   Time  or   Pacific   Standard   Time,   as
                           applicable, on the day of the closing date.

         (2)      Amendment to Section 3.02

                  (a) Sections 3.02(a) and 3.02 (b) are amended by deleting the word "Buyer" and replacing it with the words "Buyer or Buyer's Affiliate, Ultramar Inc., a Nevada corporation," wherever the word "Buyer" appears in Sections 3.02(a) and 3.02(b).

                  (b) Section 3.02(b)(iv) is further amended by inserting the words "or Nevada" in the second line after the word "Delaware."

                  (c) Section 3.02(b)(v) is further amended by inserting the words "or Nevada" in the second line after the word "Delaware."

                  (d) Section 3.02(c) is deleted in its entirety and replaced with the following:

                           "(c) At the Closing, Buyer or Buyer's Affiliates and Seller or Seller's Affiliates shall enter into the following agreements:

                                   (i) Transition Services Agreement, as set forth in Exhibit E.

                                  (ii) California SJV Heavy Crude Oil Supply Agreement, as set forth in Exhibit F.

                                 (iii) Elk Hills Crude oil Supply Agreement, as set forth in Exhibit G.

                                  (iv)  Product Offtake Agreements, as set forth
                                        in
                                             Exhibit H-1       Las Vegas.
                                             Exhibit H-2       AZBob.
                                             Exhibit H-3       CARBob.
                                             Exhibit H-4       CARB GATX.
                                             Exhibit H-5       ConvReno.

                                   (v) Transportation Agreement for TRPP Pipe-line, as set forth in Exhibit I.

                                  (vi) Crude Re-injection Agreement, as set forth in Exhibit J.

                                 (vii) T-2 Diesel Fuel License Agreement, as set forth in Exhibit K.

                                (viii) Tosco Diesel Fuel License Agreement, as set forth in Exhibit L.

                                  (ix) Lease with Option to Purchase, as set forth in Exhibit M.

                                   (x)  Access Easement, as set forth in Exhibit
                                        N.

         (3) Amendment to Section 3.03(b). Section 3.03(b) is hereby amended by deleting the words "two independent inspectors ("Testing Agents")" in the third line and replacing them with "one independent inspector ("Testing Agent")". Section 3.03(b) is further amended by replacing the term "Testing Agents" with the term "Testing Agent" wherever such terms appear in Section 3.03(b).

         (4)      Amendment to Section 14.05.
                  --------------------------

                  (a)  Section  14.05  is  hereby   amended   by  inserting  the
                  following section:

                           "(c) Notwithstanding any provisions to the contrary contained in this Article 14 or in any other agreement, the parties agree that Buyer's sole and exclusive remedy for breach of the representation and warranty set forth in Section 5.10(c)(v) is set forth in Section 3.3 of the Tosco Diesel Fuel License Agreement executed as of even date herewith. Any claim for breach of the representation and warranty in Section 5.10(c)(v) must be made in accordance with, and shall otherwise be governed by, the terms of this Article 14."

                  (b) Section 14.05 is hereby amended by renumbering the last section (Section 14.05(c) in the Agreement) as (d).

         (5) Revision of Schedules. The Schedules to the Agreement listed below are hereby deleted and replaced with the revised Schedules which are attached to this Amendment.

                           Schedule 1.01A        Contracts
                           Schedule 1.01H        Excluded Contracts
                           Schedule 3.01(a)(i)   Inventory Values
                           Schedule 5.10         Permits
                           Schedule 13.08(b)     Seller's Remediation Projects
                           Schedule 19.16        Price Allocation

         (6) Revision of and Addition of Exhibits. Exhibits A-I are deleted in theier entirety and replaced with the revised Exhibits attached hereto and incorporated into the Agreement. These Exhibits are further supplemented by the additional Exhibits set forth in Section 1(d) of this Amendment, also attached hereto and incorporated into the Agreement.

         (7) Construction. This Amendment shall be governed by and construed in accordance with the laws of the State of New York without giving effect to its conflicts-of-laws principles (other than any provisions thereof validating the choice of the laws of the State of New York as the governing law). Both parties submit to the jurisdiction of the federal district courts of the Southern District of New York as the proper venue for any and all litigation and or disputes related to the Amendment or the Agreement.

         (8) Effect of Amendment. Except as expressly amended hereby, the Agreement shall remain unchanged and in full force and effect. To the extent any terms or provisions of this Amendment conflict with those of the Agreement, the terms and provisions of this Amendment shall control. This Amendment shall be deemed part of and is hereby incorporated into the Agreement.

         (9) Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original instrument.

         (10) Amendments. This Amendment cannot be altered, amended, changed or modified in any respect or particular unless each such alteration, amendment, change or modification shall have been agreed to by each of the parties hereto and reduced to writing in its entirety and signed and delivered by each party.
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     IN WITNESS WHEREOF, the parties have executed this Amendment on the day and year first written above.

                                            TOSCO CORPORATION



                                            By:  /s/ Dwight L. Wiggins
                                            Its:     Executive Vice President




                                           ULTRAMAR DIAMOND SHAMROCK CORPORATION



                                            By:  /s/ William R. Klesse
                                            Its:     Executive Vice President